EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
CT Communications, Inc.:

We consent to incorporation by reference in the Registration Statements (Registration Nos. 33-59641, 33-59645, 333-15537, 333-38895, 333-65818, 333-119873 and 333-65846) of CT Communications, Inc. of our report dated February 19, 2004, relating to the audited consolidated statements of income and partners’ equity, and cash flows of Palmetto MobileNet, LP for the year ended December 31, 2003, which report is included in the December 31, 2005 Annual Report on Form 10-K of CT Communications, Inc.

/s/  Bauknight Pietras & Stormer, P.A.

Columbia, South Carolina
March 30, 2006